Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in the joint proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 of Pinnacle Bankshares Corporation of our report dated March 5, 2020, with respect to the consolidated financial statements of Virginia Bank Bankshares, Inc. and subsidiary which comprise the consolidated balance sheets as of December 31, 2019 and December 31, 2018 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements, and to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4.

/s/ Brown, Edwards & Company, L.L.P.

Blacksburg, Virginia
August 17, 2020